UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Horwitz, Brad
   3650 131st Avenue SE, Suite 400
   Bellevue, WA  98006
2. Date of Event Requiring Statement (Month/Day/Year)
   5/3/1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Western Wireless Corporation
   WWCA
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President - International
6. If Amendment, Date of Original (Month/Day/Year)
   5/3/1999
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Class A Common Stock                       |10,000                |D               |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Stock Option - Right to |Immed.   |7/29/05  |Class A Common Stock   |27,900   |$5.279 (1)|D            |                           |
Buy                     |         |         |                       |         |          |             |                           |
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Stock Option - Right to |Immed.   |12/31/06 |Class A Common Stock   |10,000   |$6.418 (1)|D            |                           |
Buy                     |         |         |                       |         |          |             |                           |
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Stock Option - Right to |Immed.   |1/1/08   |Class A Common Stock   |5,000    |$8.125 (1)|D            |                           |
Buy                     |         |         |                       |         |          |             |                           |
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Stock Option - Right to |7/29/99  |7/29/05  |Class A Common Stock   |19,888 (1|$5.279 (1)|D            |                           |
Buy                     |         |         |                       |)        |          |             |                           |
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Stock Option - Right to |(2)      |12/31/06 |Class A Common Stock   |21,385 (1|$6.418 (1)|D            |                           |
Buy                     |         |         |                       |)        |          |             |                           |
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Stock Option - Right to |(3)      |1/1/08   |Class A Common Stock   |32,078 (1|$8.125 (1)|D            |                           |
Buy                     |         |         |                       |)        |          |             |                           |
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Stock Option - Right to |(4)      |1/1/09   |Class A Common Stock   |42,770 (1|$9.946 (1)|D            |                           |
Buy                     |         |         |                       |)        |          |             |                           |
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Class B Common Stock    |Immed.   |n/a      |Class A Common Stock   |21,700   |1-for-1 (5|D            |                           |
                        |         |         |                       |         |)         |             |                           |
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
Explanation of Responses:
1. The number of shares and grant price were determined based on a formula following the spin-off of
VoiceStream Wireless Corporation from Western Wireless Corporation and therefore not available at the time of the original filing.
2. The option vests in 2 equal annual installments beginning on 12/31/99.
3. The option vests in 3 equal annual installments beginning on 1/1/00.
4. The option vests in 4 equal annual installments beginning on 1/1/00.
5. Shares of Class B Common Stock are convertible on a one-for-one basis, subject to the issuer's charter, into Class A Common stock, which has been registered under Section 12 of the Securities Exchange Act of 1934, as amended.